Exhibit 3.1

STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

OFFICE OF THE
SECRETARY OF STATE

GABRIEL DI CHIARA
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

Business Entity - Filing Acknowledgement

02/07/2025

Work Order Item Number:	W2025020700818-4232636
Filing Number:	20254654193
Filing Type:	Amendment Before Issuance of Stock
Filing Date/Time:	2/7/2025 11:00:00 AM
Filing Page(s):	6

Indexed Entity Information:

Entity ID: E0244822014-2

Entity Name: INTERNATIONAL ENDEAVORS CORPORATION

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

NORTHWEST REGISTERED AGENT, LLC.*

732 S 6th ST, STE N, Las Vegas, NV 89101, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Page 1 of 1
Commercial Recording

2250 Las Vegas Blvd North
North Las Vegas, NV 89030

401 N. Carson Street
Carson City, NV 89701

1 State of Nevada Way
Las Vegas, NV 89119

Business Number E0244822014 - 2 Filed in the Office of Filing Number 20254654193 Secretary of State State Of Nevada Filed On 2/7/2025 11:00:00 AM Number of Pages 6

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FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment (PuRsuANTTO NRs 78 . 380 & 78.385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT TO NRs 78.403) Officer's Statement (PuRsuANT TO NRs 80 . 030) Date : 1 02110/2025 - ·· - ·7 Time: [ii Q _ 1 a _ m ೦ (must not be later than 90 days after the certificate is filed) . Effective Date and ime: (Optional) Changes to takes the following effect: D The entity name has been amended. D The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) D The purpose of the entity has been amended . ೦ The authorized shares have been amended. D The directors, managers or general partners have been amended. D IRS tax language has been added. D Articles have been added. D Articles have been deleted . D Other. The articles have been amended as follows: (provide article numbers , if available) - - - - _ - --- = - - - _] (attach additional page(s) if necessary) . Information Being hanged: (Domestic orporations only) X i/ ೦ I Raymond Valdez, Director Signature of Officer or Authorized Signer Title . Signature: Required) X Signature of Officer or Authorized Signer Title * If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote , in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to lim i tations or restrictions on the voting power thereof . Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Rev i sed : 9/1 / 2023

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF INTERNATIONAL ENDEAVORS CORPORATION I, Raymond Valdez, Chief Executive Officer of International Endeavors Corporation, a Nevada corporation, do hereby certify that the Articles of Incorporation of this corporation are amended and restated to read in full as follows : ARTICLE I NAME The name of the corporation is: INTERNATIONAL ENDEAVORS CORPORATION . ARTICLE II REGISTERED AGENT The principal office in the State of Nevada is 732 S 6 TH ST STE N, LAS VEGAS NEV ADA 89 IO 1 . The name of its registered agent at that address is Northwest Registered Agent, LLC . ARTICLE III PURPOSE The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Chapter 78 of the Nevada Revised Statutes (together with any successor statutes) . In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business for purposes of the corporation . ARTICLE IV AUTHORIZED STOCK 4 . 1 . Authorized Capital Stock . The aggregate number of shares which this Corporation shall have authority to issue is Four Billion Ten Million ( 4 , 010 , 000 , 000 ) shares, consisting of (a) Four Billion ( 4 , 000 , 000 , 000 ) shares of common stock, par value $ 0 . 001 per share (the "Common Stock") and (b) Ten Million (I 0 , 000 , 000 ) shares of preferred stock, par value $ 0 . 00 l per share (the "Preferred Stock") , issuable in one or more series as hereinafter provided . 2. Common Stock . Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders . Cumulative voting shall not be allowed in the election of directors of the Corporation . A majority of all shares of stock, both Common Stock and Preferred Stock, entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders . Except as otherwise provided by these Articles of Incorporation or the NRS, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders . 3. Preferred Stock . Shares of Preferred Stock may be issued in any number of series from time to time by the Board of Directors, and the Board of Directors, pursuant to the Corporation's Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock . Except as otherwise provided in this Articles of Incorporation or in any resolution of the board directors providing for the issuance of any particular series of the Preferred Stock, shares of the Preferred Stock redeemed or otherwise retired by the Corporation shall assume the status of

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authorized but unissued Preferred Stock and may thereafter, subject to the provisions of this Articles of Incorporation and of any restrictions contained in any resolution of the board of directors providing for the issuance of any particular series of the Preferred Stock, be reissued in the same manner as other authorized but unissued shares of the Preferred Stock . 4. Series A Preferred Stock . The Preferred A Stock was originally designated on October 3 , 2017 , as "Preferred A Stock" . The name and rights, preferences , privileges , powers and restrictions of the Preferred A Stock is hereby amended and restated in its entirety as set forth below . (a) Rename, Designation and Amount . There shall be a series of voting preferred stock of the Corporation which shall be designated as " Series A Convertible Preferred ," par value $ 0 . 001 , and the number of shares constituting such series shall be Five Hundred Thousand ( 500 , 000 ) . Such number of shares may be increased or decreased by resolution of the Board of Directors . (b) Dividends and Distributions . Subject to the rights of the holders of any shares of any series of preferred stock of the Corporation ranking prior and superior to the Series A Convertible Preferred Stock with respect dividends, the holders of shares of Series A Convertible Preferred Stock, in preference to the holders of shares of Common Stock of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable . (c) Voting Rights . The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights . (i) Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to 20 , 000 votes on all matters submitted to a vote of the stockholders of the Corporation . Each vote is equivalent to the voting rights assigned to a single share of the common stock of the Corporation . (ii) Except as otherwise provided herein, in the Corporation ' s Certificate of Incorporation or by law, the holders of shares of Series A Convertible Preferred Stock, the holders of shares of Common Stock and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation . (iii) Except as otherwise set forth herein or in the Corporation's Articles of Incorporation, and except as otherwise provided by law, holder of Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) in regards to any corporation actions . (d) Rank . All shares of the Series A Convertible Preferred Stock shall rank (i) prior to the Company's Common Stock and any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of a majority of the Series A Convertible Preferred Stock, such class or series of capital stock specifically, by its tem 1 s, ranks senior to or pari passu with the Series A Convertible Preferred Stock) (collectively , with the Common Stock, "Junior Securities") ; (ii) pari passu with any class or series of capital stock of the Company hereafter created (with the written consent of the holders of a majority of the Series A Convertible Preferred Stock (the "Pari Passu Securities") ; and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of a majority of the Series A Convertible Preferred Stock) specifically ranking, by its terms , senior to the Series A Convertible Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation , dissolution (e) Liquidation Preference . Shares of the Series A Preferred Stock shall not receive any payments or distributions in the event of any liquidation, dissolution , wind up or similar event of the Company .

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(t) Redemption. The shares of Series A Convertible Preferred Stock shall not be redeemable. (g) Optional Conversion . Subject to and upon compliance with the provisions of this Section 5 , the holder of any shares of Series A Convertible Preferred Stock shall have the right at such holder's option (an "Optional Conversion"), at a date elected by such holder, to convert such Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Company with each one share of Series A Convertible Preferred Stock convertible into Twenty Thousand shares of the Common Stock of the Company ( I for 20 , 000 ) . 5. Series B Preferred Stock . The Corporation hereby confirms the cancellation in full of the Preferred B Stock . 6. No Preemptive Rights . No stockholder of the corporation shall have a right to purchase shares of capital stock of the corporation sold or issued by the corporation except to the extent that such a right may from time to time be set forth in a written agreement between the corporation and a stockholder . ARTICLE V INTERESTED STOCKHOLDER STATUTES The corporation hereby expressly elects not to be governed by : (i) NRS Sections 78 . 411 to 78 . 444 , inclusive, of the Nevada Revised Statutes relating to combinations with interested stockholders and any and all successor statutes ; and (ii) NRS Sections 78 . 378 to 78 . 3792 , inclusive , of the Nevada Revised Statutes, restricting the ability of control shareholders to vote their shares under certain circumstances and any and all successor statutes . ARTICLE VI AMENDMENT OF BYLAWS The Board shall have the power to adopt, amend or repeal the bylaws of the corporation, except as otherwise may be specifically provided in the bylaws . ARTICLE VII DIRECTOR AND OFFICER LIABILITY 1. Elimination of Liability . To the maximum extent permitted under the Nevada Revised Statutes, a director or officer of the corporation shall not be personally liable to the Corporation or its stockholders for damages arising as a result of any act or failure to act in his capacity as a director or officer of the corporation . 2. Mandatory Indemnification . The corporation shall, to the maximum extent and in the manner permitted by Nevada law, indemnify each of its directors and officers against expenses (including attorneys fees) , judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation . For purposes of this paragraph, a director or officer of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation , partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation . 3. Indemnification ; Mandatory Payment of Expenses . The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon and

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subject to the receipt by the corporation of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation . 7 4. Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VII shall only be prospective and shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors . The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78 . 385 , 78 . 390 and 78 . 403 of the Nevada Revised Statutes . As of the date of such approval, the total number of outstanding shares of Series A Preferred Stock and Common Stock of the Corporation was 200 , 000 and 1 , 613 , 221 , 854 , respectively, of which 200 , 000 and 150 , 000 , 000 shares, respectively, were voted in favor of the Amended and Restated Articles of Incorporation . Each one share of Series A Preferred Stock is entitled to 10 , 000 votes and votes together with the holders of Common Stock . On a fully diluted basis, the number of shares that were voted in favor of the amendment and restatement exceeded fifty percent ( 50% ) of the outstanding shares of Common Stock, which was the vote required under applicable law and the Articles of Incorporation in effect at the time of this amendment . The foregoing Amended and Restated Articles of Incorporation shall become effective upon filing . EXECUTED this 9th day of February, 2025 I s l Raymond Valdez Name: Raymond Valdez Title : Chief Executive Officer

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